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                                                                    Exhibit 10.1

                        SOLARFUN POWER HOLDINGS CO., LTD.
                             2006 SHARE OPTION PLAN

1.   TOTAL NUMBER OF OPTIONS ISSUED:

The total number of options (the "Options") issued under the 2006 Share Option Plan (the "Plan"), once vested, shall be for 10,799,685 Shares.

Basis for calculation:

The total number of Options that may be granted to the employees of the Company prior to the IPO shall be 179,994,754 x 6% = 10,799,685, representing 6% of the total number of Shares (179,994,754) following the series A share subscription.

2.   TIME FOR THE IMPLEMENTATION (GRANT) OF OPTIONS:

The Options shall be granted on November 30, 2006. Each option shall be exercisable into one Share subject to vesting.

3.   PROVISIONS AND TERM FOR EXERCISE OF OPTIONS

     (i) The Company shall enter into a separate agreement with each of its employees who will be granted the Options which generally shall be vested in five years in equal portions.

     (ii) The vesting schedule of the Options for professionals specially drawn into the Company, independent directors or the Company's advisors may be less than five (5) years, where the board of directors deems necessary and appropriate.

     (iii) The Options, once vested, may be exercised at any time prior to November 29, 2016; provided, however, that any Shares received upon the exercise of the Options either prior to or after the IPO of the Company may not be sold until twelve (12) months after the IPO of the Company. Any Options that have not been exercised by November 30, 2016 shall become null and void.

4.   EXERCISE PRICE OF OPTIONS

The exercise price of the Options granted under the Plan shall be as determined by the Board of Directors.

5.   ADJUSTMENT OF EXERCISE PRICE OF OPTIONS

Upon the Company's distribution of shares in lieu of payment of dividend, distribution of shares out of the increased capital which is converted from the capital reserve, rights offering or issuance of new shares, the exercise price may be adjusted according to the following formula on the basis of the exercise price set at the time of grant:

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In the case of Share distribution:

Post-adjustment exercise price = Pre-adjustment Exercise Price/ (1+ number of shares to be distributed for each Share then held);

In the case of rights offering:

Post-adjustment exercise price = (Pre-adjustment exercise price + per Share price for the shares to be issued pursuant to the rights offering * number of shares to be issued for each Share then held)/(1+ number of shares to be issued for each Share then held);

In the case of issuance of new shares: the exercise price shall be adjusted in the same way as in the case of rights offering.

6.   MANAGEMENT REGULATIONS ON THE GRANT OF OPTIONS

     (i) The Company will enter into a Share Option Agreement with its employees in which each employee who has been granted the Options shall undertake to work for the Company for five (5) years starting from the Grant Date, or for such term as is otherwise specified in the individual Share Option Agreement. In the event that any employee resigns prior to the expiration of such term, the employee shall only be entitled to the vested Options, and the Options that have been granted to but not yet vested in him/her will be forfeited to the Company.

     (ii) In the event that any Option holder stops providing services due to his/her resignation, dismissal, retirement, incapacity or death, the Options granted hereunder shall be treated as follows:

          A. Upon the resignation of an Option holder from the Company, any Options vested in him/her must be exercised within three (3) months of his/her resignation or shall become null and void and any Options granted to but not yet vested in him/her shall become null and void;

          B. Upon the dismissal of an Option holder by the Company, the Options granted to him/her shall be treated as follows:

               1) where the Option holder is dismissed because he/she has caused material damage to the Company (including as a result of his/her serious dereliction of duty, willful misconduct, gross negligence or criminal conviction), any Options granted to him/her, shall become null and void;

               2) where the Option holder is otherwise dismissed by the Company for any other reason, the Options granted to him/her shall be treated in the same way as described in (A) above.


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          C.   Upon the retirement of an Option holder from the Company, any
               Options vested in him/her shall be exercised within three (3) months as of his/her retirement and any Options granted to but not yet vested in him/her shall become null and void.

          D. The "incapacity of an Option holder" means that such Option holder is incapacitated due to lack of capacity for conduct, therefore unable to continue to perform the duties assigned to him/her. In such case, the Options granted to such Option holder may be held on his/her behalf by his/her guardian shall be exercised within three (3) months as of the date of his/her becoming incapacitated and any Options granted to but not yet vested in him/her shall become null and void.

          E. Upon the death of an Option holder, the Options granted to him/her may be held by the heir designated by him/her her in his/her will or a statutory heir of him/her, and any Options vested in such Option holder must be exercised within three (3) months of his/her death or shall become null and void and any Options granted to but not yet vested in him/her shall become null and void.

          F. Notwithstanding the foregoing, if any of the events referred to in the Article 6(ii)(A) to 6(ii)(E) occurs, so that the Options cannot be exercised within three months due to certain reasons, including that additional time for registration or administrative procedures might be required, then the Option holder, or his or her guardian, or his or her designated heir, as applicable, shall submit a written application for extension of such exercise period. The three-month period shall be extended upon the approval of either the Board of Directors or the Compensation Committee.

     (iii) Any employee or director or advisor who has been granted the Options or any of his/her successors may not transfer, pledge or set off any debt with, any Option granted to him/her (whether or not vested in him/her).

     (iv) The Board of Directors will formulate the following additional Option related documentation:

          1)   Detailed Implementing Rules of the 2006 Share Option Plan;

          2)   Share Option Agreement;

          3)   Share Option Register;

          4)   Share Option Exercise Application;

          5)   Share Option Exercise Notice.


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7.   FINANCIAL TREATMENT OF THE EXERCISE OF OPTIONS

The funds paid by the Option holders for the exercise thereof shall become part of the paid-in capital of the Company, and the Shares received as a result of such exercise shall be included in the total share capital of the Company.

8.   OTHER PROVISIONS INVOLVED IN EXERCISE OF OPTIONS

     (i)  Taxation

          An Option holder shall, in accordance with applicable laws and regulations, at his/her own expense, pay any tax imposed on the income received by him/her as a result of his/her exercise and realization of any Options.

     (ii) An Option holder shall, in accordance with the regulations of SAFE and other relevant governmental authorities, perform his/her obligations with respect to the income received by him/her as a result of his/her exercise and realization of any Options, and shall solely assume the liabilities caused by his/her failure to perform any such obligations.

     (iii) The Company shall engage a securities broker to assist the Option holders with the matters relating to Share/ADS sales and purchase, individual income tax withholding and foreign exchange related issues.

10.  RESTRICTIONS ON RIGHTS ATTACHED TO OPTIONS

An Option holder shall not have the rights as a shareholder of the Company. He/she shall not obtain the rights as a holder of Shares of the Company until after he/she has exercised any Options granted to him/her, including the right to receive dividends, the right to receive distributed Shares, the right to vote and the right to participate in corporate governance enjoyed by holders of Shares.

11.  ACQUISITION, MERGER OR SHARE SPLIT

In case of a split or combination of the original shares of the Company, the Options granted to each employee, whether exercised or not, shall be split or combined at the same ratio.

12.  MISCELLANEOUS

     (i) The term "Shares" used herein shall mean the ordinary shares of Solarfun Power Holdings Co., Ltd., a company incorporated in Cayman Islands.

     (ii) The term "Exercise Price" used herein shall mean the per Share price at which an Option holder entitled to purchase the Shares of the Company under the Options vested in him/her, as adjusted pursuant to
          Section 5 herein.


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     (iii) The term "Grant Date" used herein shall mean the date on which the relevant Option holder is granted the relevant Options by the Company.

     (iv) The term "Exercise Date" used herein shall mean the date on which the relevant Option holder may purchase the Shares of the Company at the price set forth in the Options granted to him/her.

     (v) Any doubt about the Options under this Plan shall be subject to the interpretation by the Board of Directors or the Compensation Committee thereunder

     (vi) If a Grant Date or vesting date falls on a public holiday, the grant or vesting shall be postponed to the first business day immediately after such public holiday.


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